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                                                                       EXHIBIT 2

                           CERTIFICATE OF INCREASE OF
                         AUTHORIZED NUMBER OF SHARES OF
                SERIES C JUNIOR PARTICIPATING PREFERRED STOCK OF
                          SUNRISE ASSISTED LIVING, INC.

                         (Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware)


        Sunrise Assisted Living, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

        FIRST: The original Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on December 14, 1994. A Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on June 5, 1996, including, as an exhibit, the Certificate of Designation, Preferences and Rights of Series C Junior Participating Preferred Stock of the Corporation that was originally filed in said office of the Secretary of State on May 15, 1996.

        SECOND: The Board of Directors of the Corporation, by unanimous written consent in lieu of a meeting in accordance with the Delaware General Corporation Law (the "Delaware Corporation Law") and the Amended and Restated ByLaws of the Corporation, as amended, duly adopted resolutions authorizing and directing an increase in the authorized number of shares of Series C Junior Participating Preferred Stock of the Corporation, from 30,000 shares to 60,000 shares, all in accordance with the provisions of Section 151 of the Delaware Corporation Law.



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        IN WITNESS WHEREOF, Sunrise Assisted Living, Inc. has caused this
Certificate of Increase to be signed by its duly authorized officer, as of the 15th day of May, 2001.

                                          SUNRISE ASSISTED LIVING, INC.



                                          By: /s/ JULIAN S. MYERS
                                              ----------------------------------
                                              Julian S. Myers, Esq.
                                              Assistant Secretary
                                              Vice President and Corporate
                                              Counsel



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